 As filed with the Securities and Exchange Commission on February 28, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
iRhythm Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	20-8149544
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
699 8th Street, Suite 600
San Francisco, California 94103
(Address of principal executive offices including Zip Code)

2016 EQUITY INCENTIVE PLAN
2016 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Quentin S. Blackford
Chief Executive Officer
iRhythm Technologies, Inc.
699 8th Street, Suite 600
California, California 94103
(650) 632-5700
(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Philip H. Oettinger	Patrick Murphy
Jesse F. Schumaker	General Counsel
Wilson Sonsini Goodrich & Rosati	iRhythm Technologies, Inc
Professional Corporation	699 8th Street, Suite 600
650 Page Mill Road	San Francisco, CA 94103
Palo Alto, CA 94304-1050	(650) 632-5700
(650) 493-9300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional shares of Common Stock of iRhythm Technologies, Inc. (the “Registrant”) reserved for issuance under the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”) and 2016 Employee Stock Purchase Plan (the "2016 ESPP"). The number of shares of the Registrant’s Common Stock available for grant and issuance under the 2016 Plan is subject to an annual increase, starting on January 1, 2017, on the first day of each fiscal year, by an amount equal to the least of (i) 3,865,000 shares, (ii) five percent (5%) of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by the Registrant’s board of directors. The number of shares of the Registrant’s Common Stock available for grant and issuance under the 2016 ESPP is subject to an annual increase, starting on January 1, 2017, on the first day of each fiscal year, by an amount equal to the least of (i) 966,062 shares, (ii) one and one half percent (1.5%) of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by the Registrant’s board of directors.

This Registration Statement registers an aggregate of 1,474,686 shares of the Registrant’s Common Stock available for grant and issuance under the 2016 Plan and 442,405 shares of the Registrant's Common Stock available for grant and issuance under the 2016 ESPP, all of which became available for grant and issuance under the 2016 Plan and 2016 ESPP, respectively, on January 1, 2022.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

iRhythm Technologies, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 28, 2022 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-37918);

2.All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information); and

3.The description of the Registrant’s common stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 28, 2022.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation, or is or was serving at the request of a corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the Signature Page.

Item 9. Undertakings.

A.The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1(1)	Specimen common stock certificate of Registrant
4.2(2)	2016 Equity Incentive Plan and related form agreements
4.3(3)	2016 Employee Stock Purchase Plan and related form agreements
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)
107.1	Calculation of Filing Fee Tables

(1)	Incorporated by reference herein to Exhibit 4.1 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-213773), filed with the Commission on September 23, 2016.
(2)	Incorporated by reference herein to Exhibit 10.3 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-213773), filed with the Commission on October 7, 2016.
(3)	Incorporated by reference herein to Exhibit 10.4 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-213773), filed with the Commission on October 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 28, 2022.

IRHYTHM TECHNOLOGIES, INC.

By:	/s/ Quentin S. Blackford
Quentin S. Blackford
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Quentin S. Blackford and Douglas J. Devine, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, in any and all capacities, for each to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 and the Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Quentin S. Blackford	Chief Executive Officer, Director	February 28, 2022
Quentin S. Blackford	(Principal Executive Officer)

/s/ Douglas J. Devine	Chief Operating Officer and Chief Financial Officer	February 28, 2022
Douglas J. Devine	(Principal Financial and Accounting Officer)

/s/ Bruce G. Bodaken	Director	February 28, 2022
Bruce G. Bodaken

/s/ Ralph Snyderman M.D.	Director	February 28, 2022
Ralph Snyderman M.D.

/s/ C. Noel Bairey Merz, M.D.	Director	February 28, 2022
C. Noel Bairey Merz, M.D.

/s/ Mark J. Rubash	Director	February 28, 2022
Mark J. Rubash

/s/ Karen Ling	Director	February 28, 2022
Karen Ling

/s/ Renee Budig	Director	February 28, 2022
Renee Budig

/s/ Kevin M. King	Director	February 28, 2022
Kevin M. King

/s/ Abhijit Y. Talwalkar	Director and Chairman of the Board	February 28, 2022
Abhijit Y. Talwalkar